Exhibit 5.1

Sportradar Group AG Feldlistrasse 2 9000 St.Gallen Switzerland

May 5, 2025

Sportradar Group AG – Registration Statement on Form F-3 – Class A Ordinary Shares

Ladies and Gentlemen

We, Niederer Kraft Frey AG, have acted as Swiss counsel to Sportradar Group AG, St. Gallen, Switzerland, a Swiss stock corporation (“Company”), in connection with the offer and sale by CPP Investment Board Europe Inc. (“CPP”) and TCV IX Sports Corp.(“TCV”) of an aggregate of 3,450,000 Class A ordinary shares, nominal value CHF 0.10, of the Company (the “Option Shares” and the “Offering”, respectively), pursuant to the full exercise of an option granted to the Underwriters (as defined below) as provided in the Underwriting Agreement (as defined below). The Option Shares are included in a Registration Statement on Form F−3 under the Securities Act of 1933, as amended (the “Act”), filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on April 22, 2025 (File No. 333-286679) (as so filed and amended, the “Registration Statement”), a base prospectus, dated April 22, 2025 included in the Registration Statement at the time it originally became effective (the “Base Prospectus”), a preliminary prospectus supplement dated April 22, 2025, filed with the Commission pursuant to Rule 424(b) under the Act, and a final prospectus supplement, dated April 24, 2025, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”), and are being offered pursuant to an underwriting agreement, dated April 23, 2025 (the “Underwriting Agreement”), among the Company, CPP, TCV, Carsten Koerl and the underwriters named therein (the underwriters named in the Underwriting Agreement, the “Underwriters”).

This opinion is confined to and given only on the basis of the laws of Switzerland in force at the date hereof. In the absence of explicit statutory law, we base our opinion solely on our independent professional judgment. This opinion is also confined to the matters stated herein and the Documents (as defined below) and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement (including any document incorporated by reference in the Registration Statement or exhibit thereto) or the Prospectus other than as expressly stated herein with respect to the Option Shares. For purposes of giving this opinion, we have exclusively examined and relied on originals or copies of the following documents available to us (collectively “Documents”) and – beyond that – have not conducted any due diligence or similar investigation or verification as to any matters stated herein or as to factual circumstances:

i.	the Registration Statement;

ii.	the Prospectus;

iii.	the Underwriting Agreement;

iv.	a notarized copy of the articles of association of the Company, dated April 15, 2025 (the “Articles”), notarized as per April 15, 2025;

v.	a certified excerpt from the Commercial Register of the Canton of St. Gallen (the “Commercial Register”) for the Company, dated April 25, 2025; and

vi.	minutes of a meeting of the board of directors or a committee thereof the Company at which the Offering and the actions to be taken in connection therewith were approved.

Based upon the foregoing, we are of the following opinion: The Option Shares, are validly issued, fully paid as to their nominal value and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, for the sole reason of them being a holder of the Option Shares).

We have rendered this opinion as of the date hereof and we assume no obligation to advise you on changes relevant to this opinion that may thereafter be brought to our attention.

This legal opinion is addressed to the Company. We hereby consent to the filing of this opinion as Exhibit 5.1 to a Report on Form 6-K and to the reference to us under the heading “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required pursuant to Section 7 of the Act. This legal opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

This opinion shall be governed by and construed in accordance with the laws of Switzerland. It may only be relied upon on the express condition that any issues of interpretation arising hereunder will be governed by the laws of Switzerland. We confirm our understanding that all disputes out of or in connection with this opinion shall be subject to the exclusive jurisdiction of the courts of the Canton of Zurich, Switzerland, venue being Zurich 1.

Sincerely yours,

/s/ Niederer Kraft Frey Ltd

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